Exhibit 3.2
CO. NO: 1026930
The BVI Business Companies Act 2004 (as amended)
Second Amended and Restated Memorandum and Articles of Association
of
Camelot Information Systems Inc.
INCORPORATED ON THE 28TH DAY OF NOVEMBER, 2000
RE-REGISTERED AS A BVI BUSINESS COMPANY
on the 9th day of May, 2006
First amended on the 21st day of December, 2007
Second amended on       day of      , 2010
MORGAN & MORGAN TRUST CORPORATION LTD.

Pasea Estate, Road Town, Tortola, British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004 (As amended)
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
Camelot Information Systems Inc.
A COMPANY LIMITED BY SHARES
1.	NAME

The name of the Company is Camelot Information Systems Inc.

2.	STATUS

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

3.	INTERNATIONAL BUSINESS COMPANIES ACT

The Company was first incorporated as a company under the International Business Companies Act, Cap. 291 of the laws of the British Virgin Islands (as amended) on 20th November, 2000 and immediately prior to its re-registration under the Act was governed by the International Business Companies Act.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The registered office of the Company was situated at P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

4.2	The registered agent of the Company was Morgan & Morgan Trust Corporation Limited of P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	GENERAL OBJECTS AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has,

irrespective of corporate benefit:
(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.
5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF AUTHORISED SHARES

6.1	The Company is authorised to issue a maximum of 500,000,000 ordinary shares (“Ordinary Shares”) with a par value of US$[___] each.

6.2	The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

7.	RIGHTS OF SHARES

7.1	Each Ordinary Share in the Company confers upon the holder thereof:
(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders. No Shareholder shall have any right of cumulative voting;

(b)	the right to an equal Share in any dividend paid by the Company; and

(c)	the right to an equal Share in the distribution of the surplus assets of the Company on its liquidation.
7.2	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 4 of the Articles.

8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES

10.1	The Company shall issue registered shares only.

10.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

11.	DEFINITIONS

Capitalised terms used but not defined in this Second Amended and Restated Memorandum of Association shall have the meaning ascribed to them at Regulation 1 of the Articles.

12.	TRANSFER OF SHARES

12.1	The Company shall, on receipt of an instrument of transfer complying with Sub- Regulation 5.1 of the Articles, enter the name of the transferee of a Share in the Register of Members, provided, however, the Board may, in its absolute discretion, decline to register any transfer of any share without assigning any reason therefore. If the Board declines the registration of such transfer, the Board shall, within two months from after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

12.2	The directors shall resolve to refuse or delay the transfer of a Share if the transfer is made in violation of this Second Amended and Restated Memorandum of Association and the attached Articles of Association (the “Memorandum and Articles of Association”), in which case the transfer shall be null and void, or if the Shareholder has failed to pay an amount due in respect of the Share.

13.	UNTRACEABLE SHAREHOLDERS

13.1	Without prejudice to the rights of the Company under Clause 13.2 below, the Company may cease sending cheques for dividends by post if such cheques have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividends after the first occasion on which such a cheque is returned undelivered.

13.2	The Company shall have the power to sell, in such manner as the Board thinks fit, any Shares of a Shareholder who is untraceable, but no such sale shall be made unless:
(a)	all cheques in respect of dividends of the Shares in question, being not less than three in total number, for any sum payable in cash to the holder of such Shares in respect of them sent during the relevant period in the manner authorised by the Memorandum and Articles of Association of the Company have remained uncashed;

(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Shareholder who is the holder of such Shares or of a person entitled to such Shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by any rules or regulations, has given notice to, and caused advertisement in newspapers to be made in accordance with any applicable rules and regulations of, any regulatory authority of its intention to sell such Shares in the manner required by such regulatory authority, and a period of three months or such shorter period as may be allowed by the relevant regulatory authority has elapsed since the date of such advertisement.
For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Clause 13.2 and ending at the expiry of the period referred to in that paragraph.

13.3	To give effect to any such sale the Board may authorise some person to transfer the said Shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such Shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Shareholder for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Clause 13 shall be valid and effective notwithstanding that the Shareholder holding the Shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

14.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

14.1	Subject to Regulation 9.22 of the Articles, the amendment of the Memorandum or the Articles can only be made by way of a Resolution of Shareholders for Special Matters.

14.2	Any amendment of the Memorandum or the Articles will take effect only on the registration by the registered agent of a notice of amendment, or restated Memorandum and Articles of Association, filed by the registered agent.
     WE, Morgan & Morgan Trust Corporation Limited of P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the re-registration of the Company this ___day of May, 2010.
SGD: Anne Wilson
Anne Wilson
Morgan & Morgan Trust Corporation Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004 (As amended)
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
Camelot Information Systems Inc.
A COMPANY LIMITED BY SHARES
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004(as amended)) and includes any regulations made under the Act;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary) and “Affiliates” and “Affiliated” shall have correlative meanings. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Articles” means the attached Amended and Restated Articles of Association of the Company;

“Audit Committee” has the meaning specified in Regulation 13.2;

“Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i)

adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable law with respect to the Bankruptcy Party. For the purpose of this definition, “Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar order; “Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar law; and “Receiver” means any receiver, liquidator, trustee, administrator, sequestrator or other similar official;
“Board” means the board of directors of the Company;

“Cause” has the meaning specified in Regulation 10.7;

“CEO” has the meaning specified in Regulation 14.2;

“CFO” has the meaning specified in Regulation 14.2;

“Chairman of the Board” has the meaning specified in Regulation 14;

“Compensation Committee” has the meaning specified in Regulation 13.2;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means any individual, corporation, trust, the estate of a deceased individual, partnership and unincorporated association of persons;

“Independent Director” means a director who qualifies as an “independent director” under Rule 10A-3(b)(1) of the U.S. Securities and Exchange Act of 1934, as amended and applicable rules and regulations of New York Stock Exchange.

“Losses” has the meaning specified in Regulation 22;

“Memorandum” means the Company’s Memorandum of Association;

“Memorandum and Articles of Association” has the meaning specified in Clause 12 of the Memorandum;

“Ordinary Shares” has the meaning specified in Clause 6.1 of the Memorandum;

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, whether or not having separate legal existence, including any Government Authority, or any Group comprised of two or more of the foregoing;

“Register of Members” has the meaning specified in Regulation 3.6;

“Registrar” means the Registrar of Corporate Affairs appointed under Section 229 of the Act;

“Related Party” means, in respect of any Person, any other Person specified in Item 7.B of Form 20-F under the United States Securities Act of 1933, as amended.

“Resolution of Directors” means either:

(a) a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority (in the case of a tie vote, the Chairman of the Board, or the chairman of the meeting if there is no Chairman of the Board or he is not present at the meeting, shall have a second or deciding vote); or

(b) a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

“Resolution of Shareholders” means a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50% of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted.

“Resolution of Shareholders for Special Matters” means a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of two-thirds or more of the Shares entitled to vote thereon which were present at the meeting and were voted.

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the Register of Members of the Company as the holder of one or more Shares or fractional Shares;

“Subsidiary” means, with respect to any Person, any entity which such Person controls, directly or indirectly.

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:
(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.
1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	REGISTERED SHARES

2.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

3.	SHARES

3.1	Subject to this Memorandum and Articles of Association, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2	Section 46 of the Act (Pre-emptive rights) shall not apply to the Company.

3.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

3.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:
(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the directors of the reasonable present cash value of the non- money consideration for the issue; and

(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.
3.5	The Company shall keep a register (the “Register of Members”) containing:
(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the Register of Members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.
3.6	The Register of Members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Members.

3.7	A Share is deemed to be issued when the name of the Shareholder is entered in the Register of Members.

4.	REDEMPTION OF SHARES AND TREASURY SHARES

4.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

4.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

4.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

4.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

4.6	Treasury Shares may be transferred by the Company on such terms and conditions

(not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

5.	TRANSFER OF SHARES

5.1	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

5.2	The transfer of a Share is effective when the name of the transferee is entered on the Register of Members.

5.3	Subject to this Memorandum and Articles of Association, if the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:
(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the Register of Members notwithstanding the absence of the instrument of transfer.
6.	TRANSMISSION OF SHARES

6.1	Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased Shareholder, the guardian of an incompetent Shareholder or the trustee of a bankrupt Shareholder shall be the only person recognised by the Company as having any title to his Share, save that and only in the event of death, incompetence or bankruptcy of any Shareholder or Shareholders as a consequence of which the Company no longer has any directors or Shareholders, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:
(a)	a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased Shareholder’s estate; or

(b)	the appointment of a guardian of an incompetent Shareholder; or

(c)	the appointment as trustee of a bankrupt Shareholder; or

(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the Shares, to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt Shareholder, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the Register of Members of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the Register of Members as the legal and or beneficial owner of the Shares.
6.2	The production to the Company of any document which is reasonable evidence of:
(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased Shareholder; or

(b)	the appointment of a guardian of an incompetent Shareholder; or

(c)	the trustee of a bankrupt Shareholder; or

(d)	the applicant’s legal and or beneficial ownership of the Shares, shall be accepted by the Company even if the deceased, incompetent Shareholder or bankrupt Shareholder is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

6.3	Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt Shareholder and the directors shall treat it as such.

6.4	Any person who has become entitled to a Share or Shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such Share or Shares and such request shall likewise be treated as if it were a transfer.

6.5	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

7.	MORTGAGES AND CHARGES OF SHARES

7.1	Shareholders may mortgage or charge their Shares.

7.2	There shall be entered in the Register of Members at the written request of the Shareholder:
(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the Register of Members.
7.3	Where particulars of a mortgage or charge are entered in the Register of Members, such particulars may be cancelled:
(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.
7.4	Whilst particulars of a mortgage or charge over Shares are entered in the Register of Members pursuant to this Regulation:
(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.
8.	FORFEITURE

8.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

8.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

8.3	The written notice of call referred to in Sub-Regulation 8.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

8.4	Where a written notice of call has been issued pursuant to Sub-Regulation 8.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

8.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 8.4 and that Shareholder shall be discharged from any further obligation to the Company.

9.	MEETINGS AND CONSENTS OF SHAREHOLDERS

9.1	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

9.2	The Company may, as determined solely by the Board, hold an annual general meeting, but shall not be obliged to hold an annual general meeting. The Board shall set the agenda for any general or extraordinary meeting.

9.3	The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:
(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the Register of Members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.
9.4	The director convening a meeting of Shareholders shall set the agenda for the meeting and may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice. No Shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any Shares, unless such Shareholder is registered as our shareholder at the applicable record date for that meeting.

9.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

9.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

9.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

9.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

9.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ COMPANY NAME ]
I/We being a Shareholder of the above Company HEREBY APPOINT                                          of                      or                      failing him                                          of                                           to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the       day of          , 20      and at any adjournment thereof.
(Any restrictions on voting to be inserted here.)
Signed this                      day of                     ,20

Shareholder
9.10	The following applies where Shares are jointly owned:
(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.
9.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

9.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person is a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

9.13	If within two hours from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than 50 per cent of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

9.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the directors present shall choose one of the attending directors to be the chairman.

9.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

9.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

9.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

9.18	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

9.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

9.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

9.21	Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Act and may not be taken by written Resolution of the Shareholders without a meeting.

9.22	Notwithstanding the Resolution of Shareholders which require a simple majority vote of the Shareholders and to the extent permitted by the laws of the British Virgin Islands, the following matters require the Resolution of Shareholders for Special Matters:
(a)	change the scope of business, approve the development of any new line of business, or entry into any new business, in each case, by the Company or any of its Subsidiaries;

(b)	change the jurisdiction of organization of the Company or any of its Subsidiaries;

(c)	amendment to the Memorandum or the Articles;

(d)	merge, consolidate or combine the Company or any of its Subsidiaries with any Person, or sell or lease all or substantially all of the assets of the Company or any of its Subsidiaries in any single transaction or a series of related transactions;

(e)	cause or permit the Company or any of its Subsidiaries to invest in the securities of any Person or otherwise acquire any interest in any Person, to acquire voting interest in any joint venture or partnership or any similar arrangement with any Person, to acquire assets of any Person, or to otherwise make any loan or advance to any Person, if either (a) the business of such Person is not substantially similar to that of the Company and its Subsidiaries; or (b) the total consideration (including cash, equity issued and debt assumed) paid by the Company or any of its Subsidiaries exceeds US$2,000,000;

(f)	cause or permit the Company or any of its Subsidiaries to incur, create or guarantee any funded or unfunded indebtedness which individually or in the aggregate exceeds US$1,000,000;

(g)	approve, implement or execute annual budgets of the Company or any of its Subsidiaries, or modify or amend such budgets;

(h)	approve any unbudgeted capital expenditure of the Company or any of its Subsidiaries in excess of US$500,000;

(i)	cause or permit the Company or any of its Subsidiaries to enter into any Related Party transaction between the Company or its Subsidiaries and any of the officers, directors or Affiliates of the Company or its Subsidiaries or relatives of such Persons (excluding compensatory transactions approved by the Board with employees of the Company or its Subsidiaries who are not a member of the Company’s senior management);

(j)	cause or permit the Company or any of its Subsidiaries to effect any transfer of assets, real or personal, tangible or intangible, other than in the ordinary course of business of the Company and its Subsidiaries, which in aggregate exceeds US$250,000;

(k)	cause or permit the Company or any of its Subsidiaries to change any method of tax accounting, make or change any tax election, file any amended tax return, settle or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement or similar arrangement with respect to any tax or surrender any right to claim a tax refund; or

(l)	cause or permit the Company or any of its Subsidiaries to enter into any agreement or make commitment to do any of the foregoing.
10.	DIRECTORS

10.1	No person shall be appointed as a director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or to be nominated as a reserve director.

10.2	The minimum number of directors shall be two (2) and the maximum number of directors shall be six (6), which may only be increased upon a Resolution of Directors. The directors shall be elected or appointed in the first place by the subscribers to the Memorandum or by a majority of them and thereafter in accordance with this Regulation 10 and shall hold office until their successors are elected or appointed.

10.3	The directors shall be divided into three classes, designated Class I, Class II and Class III. All classes shall be as nearly equal in number as possible.

The directors as initially classified shall hold office for terms as follows:
(a) the Class I directors shall hold office until the earlier of June 30, 2011, the date of the annual general meeting of Shareholders in 2011 or the date when their successors are elected and qualified;

(b) the Class II directors shall hold office until the earlier of June 30, 2012, the date of the annual general meeting of Shareholders in 2012 or the date when their successors are elected and qualified; and

(c) the Class III directors shall hold office until June 30, 2013, the earlier of the date of the annual general meeting of Shareholders in 2013 or then date when their successors are elected and qualified.

Upon expiration of the term of office of each class as set forth above, the directors in each class shall be elected by Resolution of Directors for a term of three years to succeed the directors whose terms of office expire.

As soon as practicable following the effectiveness of these Articles, the directors then in office shall by Resolution of Directors select which of such directors shall be Class I directors, Class II directors and Class III directors.
10.4	The Chairman of the Board shall be elected and appointed by a majority of the directors then in office and shall not have a casting vote.

10.5	Notwithstanding anything to the contrary contained herein, Shareholders may vote to remove any director for Cause (as defined in Regulation 10.7 below). The vacancy on the Board created by the removal of a director may be filled by the election or appointment by Resolution of Shareholders at the meeting at which such director is removed or by the Resolution of Directors in accordance with Regulation 10.6 below.

10.6	If, as a result of death, resignation, removal, increase of number of directors or otherwise, there shall exist or occur any vacancy on the Board, the directors, by affirmative vote of a simple majority of the remaining directors present and voting at a Board meeting, shall have power at any time and from time to time to appoint any person to be a director, either to fill such vacancy or as an addition to the existing directors but so that the total amount of directors (exclusive of alternate directors) shall not at any time exceed the number fixed in accordance with these Articles.

10.7	In this Regulation 10, “Cause” means (a) a director’s or officer’s willful or continued failure to substantially perform his or her duties, (b) such director’s or officer’s conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (c) such director’s or other officer’s being censured or subject to equivalent action by any internationally recognized securities exchange, or (d) such director or officer being subject to a Bankruptcy Event.

10.8	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

10.9	The Company shall keep a register of directors containing:
(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.
10.10	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

10.11	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.
10.12	A director is not required to hold a Share as a qualification to office.

11.	POWERS OF DIRECTORS

11.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

11.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

11.3	For the avoidance of doubt, in exercising their powers the directors (which include any alternate directors) shall be obliged to act in the best interests of the Company which shall prevail in the event of any conflict between the interests of the Company and the interests of the Shareholder who nominated that director.

11.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

11.5	Each director shall be entitled to examine the books and accounts of the Company or any Subsidiary of the Company and shall have free access, at all reasonable times and upon reasonable prior notice, to any and all properties and facilities of the Company or any Subsidiary of the Company. The Company shall provide such information relating to the business affairs and financial position of the Company or any Subsidiary of the Company as any director may require. Any director may provide such information to his or her nominating Shareholder.

11.6	The continuing directors may act notwithstanding any vacancy in their body.

11.7	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

11.8	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11.9	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.10	Subject to the Act, these Memorandum and Articles of Association, and without prejudice to any special rights or restrictions for the time being attached to any Shares or any class of Shares, the unissued Shares of the Company shall be at the disposal of the

Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no Shares shall be issued at a discount.

11.11	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Shareholders or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Shareholders affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever.

11.12	The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities of the Company on such terms as it may from time to time determine.

11.13	The Company may in connection with the issue of any Shares exercise all powers of paying commission and brokerage conferred or permitted by the Act. Subject to the Act, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

11.14	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

11.15	Subject to the Act and these Memorandum and Articles of Association, the Board may at any time after the allotment of Shares but before any person has been entered in the Register of Members as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

12.	PROCEEDINGS OF DIRECTORS

12.1	A meeting of the Board may be called by the Chairman of the Board, or any director giving notice in writing to the other directors, specifying the date, time and agenda for such meeting.

12.2	Meetings of the Board shall take place at least once per year. Board meetings shall be held at a location to be determined by the Board; provided that if the directors cannot agree on a location for any particular Board meeting, the meeting shall be held in Beijing, China. Any committee of the Company may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

12.3	A director is deemed to be present at a meeting of directors if he participates by telephone, video conferencing or other means of contemporaneous communication; provided that each director taking part in the meeting is able to hear each other director taking part and; provided, further, that each director must acknowledge his or her presence for the purpose of the meeting and any director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Regulation 12.5 below. A director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board and a director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.

12.4	Not less than fourteen (14) days prior written notice shall be given to each director; provided that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to this Regulation 12 and (ii) such notice period may be reduced with the unanimous written consent of the directors. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

12.5	All meetings of the Board shall require a quorum of at least a majority of the directors. If such a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting shall be adjourned and the directors shall reschedule the meeting within thirty (30) days in good faith and the directors shall be obliged to participate in such rescheduled meeting in good faith.

12.6	If at any time and for any reason, the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

12.7	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

12.8	Any director may, by written notice to the Chairman of the Board, (i) authorise another director to attend and vote by proxy for such director at any Board meeting or (ii) appoint an alternate director to attend any Board meeting in the absence of the director who appointed him and vote for such director at any Board meeting until the appointment lapses or is terminated. Except as provided in this Regulation 12, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the directors present at a duly constituted meeting of the Board. Any director may put forth a resolution for vote at a Board meeting; provided that the Board shall not adopt any resolution covering any matter that is not specified on the agenda for such meeting.

12.9	Subject to any additional requirements imposed by the applicable British Virgin Islands law, none of the Company, any Subsidiary of the Company, any Shareholder, director, officer, committee, committee member, employee, agent or any of their respective delegates shall be entitled to, without the affirmative consent or approval of at least a majority of the directors, obtained at a validly convened Board meeting.

12.10	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.11	The directors shall receive such remuneration as the Board may from time to time determine. The Independent Directors shall be entitled to reimbursement of out-of-pocket expenses in connection with the performance of his or her duties as director.

13.	COMMITTEES

13.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

13.2	The Board shall establish an audit committee (the “Audit Committee”) and a compensation committee (“the “Compensation Committee”) consisting of, among others, the Independent Directors.

13.3	The directors have no power to delegate to a committee of directors any of the following powers:
(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
13.4	Sub-Regulation 13.3(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

13.5	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13.6	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

14.	OFFICERS AND AGENTS

14.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors (the “Chairman of the Board”), a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

14.2	The Board shall appoint the Chief Executive Officer of the Company (the “CEO”) and the Chief Financial Officer of the Company (the “CFO”) on such terms as the Board deem necessary. Only the Party or Parties who appointed such officer may remove such officer or fill any vacancy that may arise upon the death, resignation, removal or other departure of such officer, provided that, the Board shall have the right to remove any officer for Cause (as defined in Regulation 10.7 above). The CEO shall report to the Board and manage the day-to-day affairs of the Company subject to the directions and policies of the Board adopted from time to time. The CFO shall report to the CEO and shall be responsible for the financial and accounting aspects of the Company. All other executive officers and members of the senior management of the Company shall be appointed and their scope of their duties determined by the CEO in consultation with the Board.

14.3	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the Register of Members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

14.4	The emoluments of all officers shall be fixed by Resolution of Directors.

14.5	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.
15.	CONFLICT OF INTERESTS

15.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

15.2	For the purposes of Sub-Regulation 15.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

15.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:
(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

16.	INDEMNIFICATION

16.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.
16.2	The indemnity in Sub-Regulation 16.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

16.3	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prose qui does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

16.4	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 16.1.

16.5	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Sub- Regulation 16.1 and upon such terms and conditions, if any, as the Company deems appropriate.

16.6	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

16.7	If a person referred to in Sub-Regulation 16.1 has been successful in defence of any proceedings referred to in Sub-Regulation 16.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

16.8	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

17.	RECORDS

17.1	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and the Articles;

(b)	the Register of Members, or a copy of the Register of Members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.
17.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original Register of Members and original register of directors at the office of its registered agent.

17.3	If the Company maintains only a copy of the Register of Members or a copy of the register of directors at the office of its registered agent, it shall:
(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of directors is kept.
17.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal.
17.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.
17.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

18.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:
(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.
19.	SEAL

The Company shall have a Seal. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein, the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20.	DISTRIBUTIONS BY WAY OF DIVIDEND

20.1	The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

20.2	Dividends may be paid in money, shares, or other property.

20.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 23.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

20.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

21.	ACCOUNTS AND AUDIT

21.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

21.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

21.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

21.4	Each Shareholder shall vote its Shares, and each Shareholder who has nominated a director pursuant to Clause 10.4 shall procure that its nominated director(s) shall vote to cause the Board to appoint as the Company’s auditors an internationally recognized accounting firm; provided that such accounting firm, as of the date hereof, shall be Deloitte Touche Tohmatsu. No Shareholder shall have any right of cumulative voting.

21.5	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

21.6	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.
21.7	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

21.8	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

21.9	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

22.	LIMIT ON SHAREHOLDER ACTION

22.1	No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorised by the Board. Any Shareholder that takes any action or binds the Company in violation of this Regulation shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) (collectively, “Losses”) that the Company or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

23.	NOTICES

23.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the Register of Members.

23.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

23.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

24.	VOLUNTARY LIQUIDATION

The Company may by Resolution of Shareholders or by Resolution of Directors appoint a voluntary liquidator.

25.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.
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     WE, Morgan & Morgan Trust Corporation Limited of P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the re-registration of the Company this ___ day of May, 2010.
SGD: Anne Wilson
Anne Wilson
Morgan & Morgan Trust Corporation Limited